Exhibit 23.2

30 Old Bailey London EC4M 7AU Tel: +44 (0)20 7063 4000 forvismazars.com/uk

Consent of Independent Registered Public Accounting Firm

RE:

The Board of Directors of Biodexa Pharmaceuticals PLC,

We hereby consent to the incorporation by reference in each of the following Post-Effective Amendments to the Registration Statement on Form F-1 (Registration No. 333-272693, Registration No. 333-279994, Registration No. 333-281489, Registration No. 333-278040, Registration No. 333-284350 and Registration No. 333-291598 to be filed on or about March 27, 2026) of our audit report dated April 18, 2024 with respect to the consolidated balance sheet as of December 31, 2023 together with the related consolidated statement of comprehensive income, cash flows and changes in shareholders’ equity for the period ended December 31, 2023 and the related notes for Biodexa Pharmaceuticals PLC and its subsidiaries, which appears in the Annual Report on Form 20-F of Biodexa Pharmaceuticals PLC for the year ended December 31, 2023, filed on April 19, 2024. Our report contains an explanatory paragraph about the existence of substantial doubt concerning Company’s ability to continue as a going concern.

/S/ Forvis Mazars LLP

London, United Kingdom

March 26, 2026

Forvis Mazars LLP
Forvis Mazars LLP is the UK firm of Forvis Mazars Global, a leading global professional services network. Forvis Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at 30 Old Bailey, London, EC4M 7AU. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73